UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 18, 2008

(Date of earliest event reported)

SECURE COMPUTING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-27074	52-1637226
(Commission File Number)	(IRS Employer Identification No.)

55 Almaden Boulevard

San Jose, California 95113

(Address of principal executive offices, including zip code)

(408) 494-2020

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The discussion under Item 8.01 of this Current Report is incorporated by reference in this Item 3.01.

On November 18, 2008, Secure Computing Corporation (“Secure Computing”) notified NASDAQ that each outstanding share of Secure Computing’s common stock, par value $0.01 per share (the “Common Stock”) and each outstanding share of Secured Computing’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) was, pursuant to the previously announced merger (the “Merger”) with Seabiscuit Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of McAfee, Inc. (“McAfee”), converted into the right to receive the merger consideration described under Item 8.01 below, and that, as a wholly owned subsidiary of McAfee, Secure Computing no longer met the listing requirements for inclusion in the NASDAQ Global Select Market set forth in Rule 4426(b) of the NASDAQ Marketplace Rules. Accordingly, Secure Computing requested that NASDAQ file a notification of removal from listing on Form 25 with the Securities and Exchange Commission (the “SEC”) with respect to the Common Stock. In addition, Secure Computing will file with the SEC a certification and notice of termination of registration on Form 15, requesting that the Common Stock be deregistered under Section 12(b) and 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the reporting obligations of Secure Computing under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.03	Material Modification to Rights of Security Holders.

The discussion under Item 8.01 of this Current Report is incorporated by reference in this Item 3.03.

Item 5.01	Changes in Control of Registrant.

The discussion under Item 8.01 of this Current Report is incorporated by reference in this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, upon the effectiveness of the Merger on November 18, 2008, Messrs. Dan Ryan, John McNulty, Robert J. Frankenberg, Stephen M. Puricelli, Alexander Zakupowsky, Jr, Cary J. Davis and Richard L. Scott no longer serve on the board of directors of Secure Computing. The newly appointed board of directors of Secure Computing is comprised of certain officers of McAfee.

As described in the section titled “Interests of our Directors and Executive Officers in the Merger” in Secure Computing’s proxy statement on Schedule 14A filed with the SEC on October 16, 2008 in connection with the special meeting of Secure Computing’s stockholders to approve the adoption of the Merger Agreement (as defined below), each executive officer of Secure Computing has agreed to continue working for the surviving corporation in the positions outlined in the proxy statement.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Merger and pursuant to the Merger Agreement, the Certificate of Incorporation of Merger Sub, and the Bylaws of Merger Sub, each as in effect immediately prior to the effective time of the Merger, are now the Certificate of Incorporation and the Bylaws of Secure Computing (except that the name of Merger Sub has been changed to “Secure Computing Corporation”).

Item 8.01	Other Events.

On November 18, 2008, Secure Computing completed the Merger. Secure Computing is the surviving entity and is now a wholly owned subsidiary of McAfee. McAfee owns 100% of the voting securities of Secure Computing. The Merger was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 21, 2008, by and among Secure Computing, McAfee and Merger Sub. Pursuant to the terms of the Merger Agreement, at the effective time and as a result of the Merger:

•	Each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $5.75 in cash, without interest;

•

Each share of Series A Preferred Stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive approximately $120.87 in cash, without interest;

•

Each of Secure Computing’s vested and unvested options to purchase shares of Common Stock (each an “Option”) with an exercise price less than $5.75 per share of Common Stock and outstanding at the effective time of the Merger was converted into the right to receive a lump sum cash payment (less any applicable tax withholding) equal to the product obtained by multiplying (x) the total number of shares of Common Stock subject to such Option immediately prior to the effective time of the Merger by (y) the excess, if any, of $5.75 over the exercise price per share of Common Stock subject to such Option;

•	Each vested and unvested Option with an exercise price equal to or greater than $5.75 per share of Common Stock and outstanding at the effective time of the Merger was cancelled; and

•

Each of Secure Computing’s unvested restricted stock units and unvested restricted shares outstanding at the effective time of the Merger (after taking into account waivers of acceleration of vesting by certain of Secure Computing’s officers) was assumed by McAfee and converted into the right to receive approximately 0.1889 McAfee restricted stock units or restricted shares, as the case may be.

In total, net of cash held by Secure Computing, the total purchase price of the transaction was approximately $462 million. The source of the funds used by McAfee was its working capital.

Pursuant to the terms of the Merger Agreement, the directors and officers of Merger Sub immediately prior to the effective time of the Merger are now the directors and officers, respectively, of the surviving corporation.

A copy of the Merger Agreement was filed as Exhibit 2.1 to Secure Computing’s Current Report on Form 8-K filed on September 25, 2008. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURE COMPUTING CORPORATION

By:	/s/ Steve Kozachok
Steve Kozachok Sr. Vice President, Secretary and General Counsel

Date: November 18, 2008